Exhibit 99.1

January 24, 2014

For more information contact

Stephen P. Wilson, Chairman and CEO

TO ALL MEDIA:

Steve P. Foster, President

FOR IMMEDIATE RELEASE

at 800-344-BANK

RE:

LCNB National Bank and Eaton National Bank & Trust Co. Complete Their Merger

On Friday, January 24, 2014, LCNB Corp. consummated its acquisition of all of the shares of stock in Eaton National Bank & Trust Co. (ENB) from Colonial Banc Corp., and the merger of ENB into LCNB Corp.’s wholly-owned subsidiary, LCNB National Bank. The ENB offices will now assume the name, LCNB National Bank, and the management and staff will essentially remain the same.

Brian Shera, ENB President and CEO, stated, "We look forward to what the future holds as LCNB National Bank.  Both banks shared many similarities and the merger will only strengthen the position of LCNB as one of the premiere community banks in Ohio.  Our customers should enjoy the same level of personal service they have come to expect, but with additional benefits such as a full service Trust and Investment Department, a higher lending limit and mobile banking."

Stephen P. Wilson, Chairman and CEO of LCNB Corp., stated, "We are very pleased to be expanding into the Preble County market with this transaction. Eaton National is well respected and its team has done an excellent job in building the bank to its current position. Now, as part of LCNB, we believe that we will be able to broaden our reach in serving consumers and businesses in this new market and adjacent markets." Steve Foster, President of LCNB National Bank, added, "LCNB's success, like Eaton National's, has been built on providing excellent customer service." He continued, "We are confident that we can now provide to Eaton National’s customers the same products and services as the region's larger banks, but we deliver them with a community bank's level of personal service."

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned subsidiary with 36 offices located in Butler, Clermont, Clinton, Fayette, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.

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Certain statements made herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected. Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.  LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.